EXHIBIT 16.1

July 29, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read Item 4.01 of Form 8-K dated July 24, 2009, of NTS Mortgage Income Fund and are in agreement with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP
Louisville, Kentucky